AMENDMENT TO
                           FIRST AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                      HIGHWOODS/FORSYTH LIMITED PARTNERSHIP



         As of this 25th day of September, 1997, the First Amended and Restated Agreement of Limited Partnership of Highwoods/Forsyth Limited Partnership dated June 14, 1995, as amended (the "Agreement"), is hereby amended pursuant to Sections 4.2.A and 14.1.B thereof as follows:

         Section 1.        Definitions.

         Article 1 is hereby amended to add the following new definitions:

                  "Series B Preferred Partnership Unit" means a Partnership Unit issued by the Partnership to the General Partner in consideration of the contribution by the General Partner to the Partnership of the entire net proceeds received by the General Partner from the issuance of the Series B Preferred Shares. The Series B Preferred Partnership Units shall constitute Preferred Partnership Units. The Series B Preferred Partnership Units shall have the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are set forth in Exhibit I, attached hereto. It is the intention of the General Partner, in establishing the Series B Preferred Partnership Units, that each Series B Preferred Partnership Unit shall be substantially the economic equivalent of a Series B Preferred Share.

                  "Series B Preferred Shares" means the 8% Series B Cumulative Redeemable Preferred Shares, par value $0.01 per share, having a liquidation preference equivalent to $25.00 per share, issued by the General Partner.

         Section 2.        Exhibit to the Agreement.

         The Agreement is hereby amended by attaching thereto as Exhibit I the
Exhibit I attached hereto.



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         IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

                                           HIGHWOODS PROPERTIES, INC.,
                                           as General Partner of
                                           Highwoods/Forsyth Limited Partnership

                                           By:  /s/ Ronald P. Gibson
                                                -------------------------------
                                                  Ronald P. Gibson, President

[CORPORATE SEAL]


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                                    EXHIBIT I


                      HIGHWOODS/FORSYTH LIMITED PARTNERSHIP


         DESIGNATION OF THE VOTING POWERS, DESIGNATIONS, PREFERENCES AND
          RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AND
               QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF THE
                      SERIES B PREFERRED PARTNERSHIP UNITS


         The following are the terms of the Series B Preferred Partnership Units established pursuant to this Amendment:

         (a) Number. The maximum number of authorized Series B Preferred Partnership Units shall be 6,900,000.

         (b) Relative Seniority. In respect of rights to receive quarterly distributions and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series B Preferred Partnership Units shall rank (i) senior to the Common Partnership Units and any other class or series of Partnership Units of the Partnership ranking, as to quarterly distributions and upon liquidation, junior to the Series B Preferred Partnership Units (collectively, "Junior Partnership Units") and (ii) PARI PASSU with the Series A Preferred Partnership Units and any other class or series of Partnership Units of the Partnership ranking, as to quarterly distributions and upon liquidation, PARI PASSU with the Series B Preferred Partnership Units.

         (c) Quarterly Distributions.

         (1) The General Partner, in its capacity as the holder of the then outstanding Series B Preferred Partnership Units, shall be entitled to receive, when and as declared by the General Partner out of any funds legally available therefor, cumulative quarterly distributions at the rate of $2.00 per Series B Preferred Partnership Unit per year, payable quarterly in arrears in cash on March 15, June 15, September 15 and December 15 of each year or, if not a Business Day (as hereinafter defined), the next succeeding Business Day, commencing December 15, 1997 (each such day being hereafter called a "Quarterly Distribution Date" and each period beginning on the day next following a Quarterly Distribution Date and ending on the next following Quarterly Distribution Date being hereinafter called a "Distribution Period"). Quarterly distributions on each Series B Preferred Partnership Unit shall accrue and be cumulative from and including the date of original issue thereof, whether or not
(i) quarterly distributions on such Series B Preferred Partnership Units are earned or declared or (ii) on any Quarterly Distribution Date there shall be funds legally available for the payment of quarterly distributions. Quarterly distributions paid on the Series B Preferred Partnership Units in an amount less than the total amount of such quarterly distributions at the time accrued and payable on such Partnership Units shall be allocated pro rata on a per unit basis among all such Series B Preferred Partnership Units at the time outstanding.

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         "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

         (2) The amount of any quarterly distributions accrued on any Series B Preferred Partnership Units at any Quarterly Distribution Date shall be the amount of any unpaid quarterly distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of quarterly distributions accrued on any Series B Preferred Partnership Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid quarterly distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual distribution rate for the period after such last preceding Quarterly Distribution Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months. When distributions are not paid in full upon the Series B Preferred Partnership Units (or a sum sufficient for such full payment is not set apart therefor), all distributions declared upon Series B Preferred Partnership Units and any other series of Preferred Partnership Units ranking on a parity as to distributions with the Series B Preferred Partnership Units shall be declared pro rata so that the amount of distributions declared per unit on the Series B Preferred Partnership Units and such other series of Preferred Partnership Units shall in all cases bear to each other the same ratio that accrued distributions per unit on the Series B Preferred Partnership Units and such other series of Preferred Partnership Units bear to each other.

         (3) Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series B Preferred Partnership Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment of the Series B Preferred Partnership Units for all past distribution periods and the then current distribution period, (A) no distributions shall be declared or paid or set apart for payment on the Preferred Partnership Units ranking, as to distributions, on a parity with or junior to the Series B Preferred Partnership Units for any period, and (B) no distributions (other than in Junior Partnership Units) shall be declared or paid or set aside for payment or other distribution or shall be declared or made upon the Junior Partnership Units or any other Preferred Partnership Units ranking on a parity with the Series B Preferred Partnership Units as to distributions or upon liquidation ("Parity Units"), nor shall any Junior Partnership Units or any Parity Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Partnership Units or Parity Units) by the Partnership (except by conversion into or exchange for Junior Partnership Units).

         (4) Except as provided herein, the Series B Preferred Partnership Units shall not be entitled to participate in the earnings or assets of the Partnership, and no interest, or sum of money in lieu of interest, shall be payable in respect of any distribution or distributions on the Series B Preferred Partnership Units which may be in arrears.

         (5) Any distribution made on the Series B Preferred Partnership Units shall be first credited against the earliest accrued but unpaid quarterly distribution due with respect to such Partnership Units which remains payable.

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         (6) No quarterly distributions on the Series B Preferred Partnership
Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, quarterly distributions on the Series B Preferred Partnership Units will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such quarterly distributions and whether or not such quarterly distributions are authorized.

         (d) Liquidation Rights.

         (1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, the General Partner, in its capacity as the holder of the Series B Preferred Partnership Units then outstanding, shall be entitled to receive and to be paid out of the assets of the Partnership available for distribution to its partners, before any payment or distribution shall be made on any Junior Partnership Units, the amount of $25.00 per Series B Preferred Partnership Unit, plus accrued and unpaid quarterly distributions thereon.

         (2) After the payment to the holders of the Series B Preferred Partnership Units of the full preferential amounts provided for herein, the General Partner, in its capacity as the holder of the Series B Preferred Partnership Units as such, shall have no right or claim to any of the remaining assets of the Partnership.

         (3) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Partnership, the amounts payable with respect to the preference value of the Series B Preferred Partnership Units and any other Preferred Partnership Units of the Partnership ranking as to any such distribution on a parity with the Series B Preferred Partnership Units are not paid in full, the holders of the Series B Preferred Partnership Units and of such other Preferred Partnership Units will share ratably in any such distribution of assets of the Partnership in proportion to the full respective preference amounts to which they are entitled.

         (4) Neither the sale, lease or conveyance of all or substantially all of the property or business of the Partnership, nor the merger or consolidation of the Partnership into or with any other entity or the merger or consolidation of any other entity into or with the Partnership, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes hereof.

         (e) Redemption.

         (1) The Series B Preferred Partnership Units are not redeemable prior to September 25, 2002. On and after September 25, 2002, the General Partner may, at its option, cause the Partnership to redeem at any time all or, from time to time, part of the Series B Preferred Partnership Units at a price per unit (the " Redemption Price"), payable in cash, of $25.00, together with all accrued and unpaid distributions to and including the date fixed for redemption (the "Redemption Date"). The

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Series B Preferred Partnership Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

         (2) Procedures of Redemption.

                  (i) At any time that the General Partner exercises its right to redeem all or any of the Series B Preferred Shares, the General Partner shall exercise its right to cause the Partnership to redeem an equal number of Series B Preferred Partnership Units in the manner set forth herein.

                  (ii) No Series B Preferred Partnership Units may be redeemed except from proceeds from the sale of capital stock of the General Partner, including but not limited to common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. The proceeds of such sale of capital stock of the General Partner shall be contributed by the General Partner to the Partnership pursuant to the requirements of
         Section 4.2 of the Partnership Agreement.

         (f) Voting Rights. Except as required by law, the General Partner, in its capacity as the holder of the Series B Preferred Partnership Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of Partners.

         (g) Conversion. The Series B Preferred Partnership Units are not convertible into or exchangeable for any other property or securities of the Partnership.

         (h) Restrictions on Ownership. The Series B Preferred Partnership Units shall be owned and held solely by the General Partner.

         (i) General. The rights of the General Partner, in its capacity as holder of the Series B Preferred Partnership Units, are in addition to and not in limitation of any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing contained herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner under the Partnership Agreement, other than in its capacity as the holder of the Series B Preferred Partnership Units.